Exhibit 99.1

For investor inquiries, contact: Craig Scott Director of Capital Markets Cano Petroleum, Inc. 800.769.7205 craig@canopetro.com	For media inquiries, contact: Norman Iannarelli HWH Public Relations/New Media 203.856.3487 normani@hwhpr.com

Cano Petroleum Announces Fire-Related Litigation

FORT WORTH, TX.  March 27, 2006.  Cano Petroleum, Inc. (Amex:CFW) (“Cano”) today announced that it and certain of its subsidiaries have been named as defendants in a lawsuit by a local land and mineral owner, filed in state court in Carson County, Texas, seeking damages and other relief relating to the recent grass fires in the Texas panhandle.

Cano believes that the suit is without merit and intends to vigorously defend itself.

Additionally, Cano’s appropriate subsidiary intends to seek compensation for lost production, damages and other costs from those who are determined to be at fault for the fires and the effects thereof.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven onshore fields using secondary and enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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